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                                    KELLWOOD

                           N E W S   R E L E A S E


FOR IMMEDIATE RELEASE
                          KELLWOOD (NYSE:KWD) ANNOUNCES
                     FILING OF SHELF REGISTRATION STATEMENT

ST. LOUIS, MO July 30, 2004 -- Kellwood Company today announced that it has filed a registration statement on Form S-3 with the Securities and Exchange Commission ("SEC") to register the offering by the holders thereof on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"), of $200 million aggregate original principal amount of 3.50% Convertible Senior Debentures due 2034 and the underlying common stock potentially issuable upon conversion of the debentures. The registration statement was filed today pursuant to a registration rights agreement entered into in June 2004 upon the private placement of the debentures under Rule 144A of the Securities Act. Kellwood will not receive any proceeds from any resale by the selling securityholders of the debentures.

         Kellwood has irrevocably elected to satisfy in cash 100% of the accreted principal amount of debentures converted. Kellwood may still satisfy the remainder of its conversion obligation to the extent it exceeds the accreted principal amount in cash or common stock or a combination of cash and common stock. The Financial Accounting Standards Board is currently considering proposed changes to the accounting rules for contingently convertible instruments. As a result of Kellwood's election, under the proposed accounting rules being considered, Kellwood would only include the amount of shares, in excess of the accreted principal to be paid in cash, in the calculation of diluted earnings per share when the common stock price exceeds the conversion price of $53.35 regardless of whether the conversion trigger price has been met.

         The registration statement relating to these securities that has been filed with the SEC has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective except in transactions that are exempt from the registration requirements of applicable securities law. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.


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                                    KELLWOOD

ADD ONE

         Copies of the registration statement, including the prospectus and prospectus supplement subject to completion contained therein, are available on the SEC's web site at www.sec.gov and may also be obtained free of charge by contacting Roger D. Joseph, VP Treasurer & IR, 314-576-3437, Fax 314-576-3325, or roger_joseph@kellwood.com, or W. Lee Capps III, Executive VP Finance & CFO, 314-576-3486 Fax 314-576-3439 or wlc@kellwood.com, both of Kellwood Co.

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